Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
Third Quarter Ended September 30, 2010 and Stock Repurchase Program
MECHANICSBURG, PENNSYLVANIA — November 4, 2010 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced results for its third quarter ended September 30, 2010.
For the third quarter ended September 30, 2010, net operating revenues increased 7.8% to $588.3 million compared to $545.6 million for the same quarter, prior year. Income from operations increased 27.5% to $42.0 million compared to $32.9 million for the same quarter, prior year. Net income attributable to Select increased to $8.0 million compared to $0.6 million for the same quarter, prior year. Net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense, other income, equity in losses and long term incentive compensation (“Adjusted EBITDA”) for the third quarter decreased 18.6% to $59.4 million compared to $73.0 million for the same quarter, prior year. The decrease in Adjusted EBITDA was principally related to higher operating costs in the Specialty Hospital segment and an increase in general and administrative costs included in the Adjusted EBITDA computation. A reconciliation of net income to Adjusted EBITDA is attached to this release.
Income per common share for the third quarter ended September 30, 2010 was $0.05 on a fully diluted basis. Select’s loss per common share for the quarter ended September 30, 2009 was $0.09, which included non-recurring charges related to Select’s initial public offering (“IPO”) for long term incentive compensation and stock compensation expense, and gains related to the early retirement of debt. Excluding the early retirement of debt and the expenses related to the IPO, on an adjusted basis income available to common stockholders was $0.09 per diluted share for the quarter ended September 30, 2009. A reconciliation of net income (loss) per share to adjusted net income per share is attached to this release.
On September 30, 2010, Select’s weighted average diluted common shares outstanding were 159,955,000, compared to 62,078,000 at the end of the same quarter, prior year. Such increase in common share count was primarily due to (1) the issuance of 30,000,000 shares upon the completion of Select’s IPO on September 30, 2009, (2) the conversion of Select’s participating preferred stock into 64,277,000 shares upon completion of the IPO, and (3) the issuance of 3,603,000 shares after the IPO underwriters exercised an over-allotment option on October 28, 2009.

For the nine months ended September 30, 2010, net operating revenues increased 5.2% to $1,752.9 million compared to $1,666.3 million for the same period, prior year. Income from operations increased 12.8% to $187.2 million compared to $165.9 million for the same period, prior year. Net income attributable to Select increased 25.0% to $56.7 million compared to $45.4 million for the same period, prior year. Adjusted EBITDA for the nine months ended September 30, 2010 decreased 1.0% to $239.9 million compared to $242.3 million for the same period, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the nine months ended September 30, 2010 was $0.35 on a fully diluted basis.
Select’s income per common share for the nine months ended September 30, 2009 was $0.37, which included non-recurring charges related to Select’s IPO for long term incentive compensation and stock compensation expense, and gains related to the early retirement of debt. Excluding the early retirement of debt and the expenses related to the IPO, on an adjusted basis income available to common stockholders was $0.42 per diluted share for the nine months ended September 30, 2009. A reconciliation of net income per share to adjusted net income per share is attached to this release.
Specialty Hospitals
At September 30, 2010, Select operated 111 long term acute care hospitals and six acute medical rehabilitation hospitals. This compares to 89 long term acute care hospitals and five acute medical rehabilitation hospitals operated at September 30, 2009. For the third quarter of 2010, net operating revenues for all of Select’s hospitals increased 11.4% to $419.8 million compared to $376.9 million for the same quarter, prior year. Total patient days for the third quarter of 2010 were 275,387, admissions were 11,305 and net revenue per patient day was $1,478. This compares to 248,504 days, 10,466 admissions and net revenue per patient day of $1,479 for the same quarter, prior year.
For the hospitals opened as of January 1, 2009 and operated by Select throughout both periods, patient days in the third quarter of 2010 were 251,799 and admissions were 10,267, compared to 245,899 days and 10,331 admissions in the same quarter, prior year. Adjusted EBITDA for the specialty hospital segment decreased 9.5% to $58.3 million compared to $64.4 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 13.9% for the third quarter of 2010, compared to 17.1% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened as of January 1, 2009 and operated by Select throughout both periods was 15.7% for the third quarter of 2010, compared to 17.7% for the same quarter, prior year. The principal reason for the decline in Adjusted EBITDA for these same store hospitals was an increase in cost of services. Select’s labor costs in these hospitals were 154 basis points higher and other operating costs were 83 basis points higher for the three months ended September 30, 2010 when compared to the three months ended September 30, 2009. Select’s labor costs were primarily higher due to increased patient care hours that resulted from a higher acuity patient population in the current quarter compared to the same quarter in the prior year. Net revenue per patient day was adversely affected because the hospitals experienced a higher volume of high cost outlier cases in the current quarter compared to the same period in the prior year. Additionally, the labor costs included a $4.0 million charge due to an increase in Select’s workers compensation program costs during the quarter. The increase in Select’s other operating costs was caused by increasing onsite physician services at certain hospitals, increased equipment leasing costs and increased purchases of minor equipment and supplies. These increases in cost of services were partially offset by a reduction in bad debt expense in these hospitals.

For the nine months ended September 30, 2010, net operating revenues for all of Select’s hospitals increased 6.8% to $1,234.6 million compared to $1,156.4 million for the same period, prior year. Total patient days for the nine months ended September 30, 2010 were 808,133, admissions were 33,022 and net revenue per patient day was $1,481. This compares to 757,487 days, 31,775 admissions and net revenue per patient day of $1,489 for the same period, prior year. For the hospitals opened as of January 1, 2009 and operated by Select throughout both periods, patient days for the nine months ended September 30, 2010 were 771,078, and admissions were 31,203, compared to 749,558 days and 31,358 admissions in the same period, prior year. Adjusted EBITDA for the segment for the nine months ended September 30, 2010 increased 1.1% to $214.5 million compared to $212.1 million for the same period, prior year. The Adjusted EBITDA margin for the segment for the nine months ended September 30, 2010 was 17.4%, compared to 18.3% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened as of January 1, 2009 and operated by Select throughout both periods was 18.5% for the nine months ended September 30, 2010, compared to 18.8% for the same period, prior year. The 30 basis point decline in the Adjusted EBITDA margin resulted from the factors which caused the decline in Adjusted EBITDA in the third quarter which are described above.
Outpatient Rehabilitation
At September 30, 2010, Select operated 950 outpatient clinics. This compares to 947 outpatient clinics at September 30, 2009. For the third quarter of 2010, net operating revenues for the outpatient rehabilitation segment decreased 0.2% to $168.4 million compared to $168.8 million for the same quarter, prior year. Adjusted EBITDA for the segment for the third quarter decreased 2.7% to $20.3 million compared to $20.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment for the quarter was 12.1% compared to 12.4% in the same quarter, prior year. Patient visits in the clinics owned by Select for the quarter were 1,144,096 compared to 1,126,096 for the same quarter, prior year. Net revenue per visit was $101 in both quarters. The decline in the Adjusted EBITDA and Adjusted EBITDA margin for the quarter was primarily due to the termination of a significant therapy services contract.
For the nine months ended September 30, 2010, net operating revenues were $518.3 million compared to $509.8 million for the same period, prior year. Adjusted EBITDA for the nine months ended September 30, 2010 decreased 1.0% to $66.8 million compared to $67.5 million for the same period, prior year. The Adjusted EBITDA margin for the nine months ended September 30, 2010 was 12.9% compared to 13.2% in the same period, prior year. Patient visits in the clinics owned by Select for the nine months ended September 30, 2010 were 3,442,266 compared to 3,385,733 for the same period, prior year. Net revenue per visit was $101 for the nine months ended September 30, 2010 compared to $102 for the same period, prior year. The decline in the Adjusted EBITDA and Adjusted EBITDA margin for nine month period was primarily due to the termination of a significant therapy services contract.
General and Administrative Costs
For the three months ended September 30, 2010, general and administrative costs were $19.2 million compared to $34.6 million for the three months ended September 30, 2009. The decrease was related to a number of factors. The 2009 period includes non-recurring charges related to Select’s IPO of $18.3 million in long-term incentive compensation and $3.7 million in stock compensation expense related to the grant of restricted stock that vested in connection with the Select’s IPO. The 2010 period includes approximately $2.1 million of costs related to the transition of management functions and closing of the Regency corporate office and a $4.8 million charge due to an increase in Select’s self insurance health program costs. The 2010 increase was offset by a reduction in incentive compensation for executive officers of $1.8 million.

For the nine months ended September 30, 2010, general and administrative costs were $41.8 million compared to $60.3 million for the nine months ended September 30, 2009. The decrease was related to a number of factors. The 2009 period includes non-recurring charges related to Select’s IPO of $18.3 million in long-term incentive compensation and $3.7 million in stock compensation expense related to the grant of restricted stock that vested in connection with the Select’s IPO. The 2010 period includes approximately $2.1 million of costs related to the transition of management functions and closing of the Regency corporate office and a $4.8 million charge due to an increase in Select’s self insurance health program costs. The 2010 increase was offset by a reduction in incentive compensation for executive officers of $5.2 million.
Purchase of Regency Hospital Company, L.L.C.
On September 1, 2010, Select completed the acquisition of all the issued and outstanding equity securities of Regency Hospital Company, L.L.C. (“Regency”) an operator of long-term acute care hospitals, for $210 million, including certain assumed liabilities. The amount paid at closing was reduced by $33 million for certain assumed liabilities, payments to employees, payments for the repurchase of minority interests and an estimated working capital adjustment. The purchase price is subject to a final settlement of net working capital. Regency operated a network of 23 long-term acute care hospitals, located in 9 states.
The Regency hospitals operating results are included in Select’s Specialty Hospital segment beginning on September 1, 2010. For the month, Regency provided $23.4 million of net operating revenue and generated a total Adjusted EBITDA loss of $3.4 million which includes the $2.1 million in increased general and administrative costs. Regency’s Adjusted EBITDA loss during September was primarily due to transition costs.
Stock Repurchase Program
Select has authorized a program to repurchase up to $100 million worth of shares of its common stock. The program will remain in effect until January 31, 2012, unless extended by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Select anticipates funding for this program to come from cash on hand or borrowings under its credit facility. Select anticipates that it will have sufficient borrowing capacity to continue executing its growth strategy.
Business Outlook
Select expects consolidated revenue for its fourth quarter of 2010 to be in the range of $628 million to $642 million, Adjusted EBITDA to be in the range of $84 million to $91 million and income per common share to be in the range of $0.14 to $0.17. Select expects to provide its business outlook for 2011 in late December 2010 or early January 2011.
Conference Call
Select will host a conference call regarding its third quarter results and its business outlook on Friday, November 5, 2010, at 9:00am EDT. The domestic dial in number for the call is 1-866-788-0540. The international dial in number is 1-857-350-1678. The passcode for the call is 83372879. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com.
For those unable to participate in the conference call, a replay will be available until 11:59pm EST, Friday, November 12, 2010. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 57319689. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.

* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of September 30, 2010, Select operated 111 long term acute care hospitals and six acute medical rehabilitation hospitals in 28 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 950 locations in 36 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•
the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended September 30, 2009 and 2010

			%
	2009	2010	Change
Net operating revenues	$545,621	$588,250	7.8%

Costs and expenses:
Cost of services	448,702	498,739	11.2%
General and administrative	34,618	19,228	(44.5)%
Bad debt expense	11,720	11,317	(3.4)%
Depreciation and amortization	17,676	17,012	(3.8)%

Income from operations	32,905	41,954	27.5%

Gain on early retirement of debt	1,129	—	N/M
Equity in losses	—	(186)	N/M
Other income	—	148	N/M
Interest income	2	—	N/M
Interest expense	(33,451)	(27,677)	(17.3)%

Income from operations before income taxes	585	14,239	N/M

Income tax expense (benefit)	(804)	5,574	N/M

Net income	1,389	8,665	N/M

Less: Net income attributable to non-controlling interests	806	656	(18.6)%

Net income attributable to Select Medical Holdings Corporation	583	8,009	N/M

Less: Preferred dividends	6,667	—	N/M

Net income (loss) available to common stockholders and participating securities	$(6,084)	$8,009	N/M

Income (loss) per common share:
Basic	($0.09)	$0.05
Diluted	($0.09)	$0.05

Weighted average shares outstanding (1):
Basic	62,078	159,717
Diluted	62,078	159,955

N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

II. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Nine Months Ended September 30, 2009 and 2010

			%
	2009	2010	Change
Net operating revenues	$1,666,328	$1,752,940	5.2%

Costs and expenses:
Cost of services	1,353,107	1,441,160	6.5%
General and administrative	60,278	41,819	(30.6)%
Bad debt expense	33,678	31,449	(6.6)%
Depreciation and amortization	53,346	51,333	(3.8)%

Income from operations	165,919	187,179	12.8%

Gain on early retirement of debt	16,445	—	N/M
Equity in losses	—	(186)	N/M
Other income	—	464	N/M
Interest income	82	—	N/M
Interest expense	(101,781)	(86,998)	(14.5)%

Income from operations before income taxes	80,665	100,459	24.5%

Income tax expense	33,076	39,989	20.9%

Net income	47,589	60,470	27.1%

Less: Net income attributable to non-controlling interests	2,218	3,773	70.1%

Net income attributable to Select Medical Holdings Corporation	45,371	56,697	25.0%

Less: Preferred dividends	19,537	—	N/M

Net income available to common stockholders and participating securities	$25,834	$56,697	119.5%

Income per common share:
Basic	$0.38	$0.35
Diluted	$0.37	$0.35

Weighted average shares outstanding (1):
Basic	61,030	159,698
Diluted	61,500	159,964

N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603 shares common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	September 30,
	2009	2010
ASSETS

Cash	$83,680	$15,343

Accounts receivable, net	307,079	325,338

Current deferred tax asset	48,535	38,949

Prepaid income taxes	11,179	12,966

Other current assets	24,240	25,897

Total Current Assets	474,713	418,493

Property and equipment, net	466,131	538,026

Goodwill	1,548,269	1,646,698

Other identifiable intangibles	65,297	67,719

Assets held for sale	11,342	11,342

Other assets	36,481	38,330

Total Assets	$2,602,233	$2,720,608

LIABILITIES AND EQUITY

Payables and accruals	$299,796	$324,025

Current portion of long-term debt	4,145	149,116

Total Current Liabilities	303,941	473,141

Long-term debt, net of current portion	1,401,426	1,276,816

Non-current deferred tax liability	66,768	66,269

Other non-current liabilities	60,543	67,266

Total equity	769,555	837,116

Total Liabilities and Equity	$2,602,233	$2,720,608

IV. Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
For the Nine Months Ended September 30, 2009 and 2010

	2009	2010
Operating activities
Net income	$47,589	$60,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,346	51,333
Provision for bad debts	33,678	31,449
Gain on early retirement of debt	(16,445)	—
Loss from disposal of assets	550	612
Non-cash gain from interest rate swaps	—	(464)
Non-cash stock compensation expense	4,795	1,405
Amortization of debt discount	1,239	1,396
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(32,033)	(26,668)
Other current assets	(982)	3,571
Other assets	4,018	494
Accounts payable	(8,366)	(3,469)
Due to third-party payors	(3,530)	(756)
Accrued expenses and deferred income taxes	9,588	(9,108)

Net cash provided by operating activities	93,447	110,265

Investing activities
Purchases of property and equipment	(35,250)	(38,626)
Proceeds from sale of property	1,341	—
Acquisition of businesses, net of cash acquired	(381)	(165,802)

Net cash used in investing activities	(34,290)	(204,428)

Financing activities
Proceeds from initial public offering, net of fees	282,000	—
Payment of initial public offering costs	(584)	—
Borrowings on revolving credit facility	193,000	20,000
Payments on revolving credit facility	(253,000)	—
Payment on credit facility term loan	(5,033)	—
Repurchase of 7 5/8% senior subordinated notes	(30,114)	—
Repurchase of senior floating rate notes	(6,468)	—
Borrowings of other debt	5,184	5,015
Principal payments on seller and other debt	(5,738)	(6,667)
Repurchase of common and preferred stock	(80)	—
Proceeds from issuance of common stock	24	125
Proceeds from (repayment of) bank overdrafts	(21,130)	10,971
Equity contribution and loans from non-controlling interests	1,500	—
Distributions to non-controlling interests	(2,486)	(3,618)

Net cash provided by financing activities	157,075	25,826

Net increase (decrease) in cash and cash equivalents	216,232	(68,337)

Cash and cash equivalents at beginning of period	64,260	83,680

Cash and cash equivalents at end of period	$280,492	$15,343

Supplemental Cash Flow Information
Cash paid for interest	$115,901	$99,897
Cash paid for taxes	$22,441	$36,424

V. Key Statistics
(unaudited)
For the Three Months Ended September 30, 2009 and 2010

			%
	2009	2010	Change

Specialty Hospitals (a)

Number of hospitals — end of period	94	117	24.5%

Net operating revenues (,000)	$376,859	$419,798	11.4%

Number of patient days	248,504	275,387	10.8%

Number of admissions	10,466	11,305	8.0%

Net revenue per patient day (b)	$1,479	$1,478	(0.1)%

Adjusted EBITDA (,000)	$64,381	$58,282	(9.5)%

Adjusted EBITDA margin — all hospitals	17.1%	13.9%
Adjusted EBITDA margin — same store hospitals (c)	17.7%	15.7%

Outpatient Rehabilitation

Number of clinics — end of period	947	950	0.3%

Net operating revenues (,000)	$168,751	$168,438	(0.2)%

Number of visits	1,126,096	1,144,096	1.6%

Revenue per visit (d)	$101	$101	0.0%

Adjusted EBITDA (,000)	$20,898	$20,339	(2.7)%

Adjusted EBITDA margin	12.4%	12.1%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Key Statistics
(unaudited)
For the Nine Months Ended September 30, 2009 and 2010

			%
	2009	2010	Change

Specialty Hospitals (a)

Number of hospitals — end of period	94	117	24.5%

Net operating revenues (,000)	$1,156,422	$1,234,562	6.8%

Number of patient days	757,487	808,133	6.7%

Number of admissions	31,775	33,022	3.9%

Net revenue per patient day (b)	$1,489	$1,481	(0.5)%

Adjusted EBITDA (,000)	$212,122	$214,523	1.1%

Adjusted EBITDA margin — all hospitals	18.3%	17.4%
Adjusted EBITDA margin — same store hospitals (c)	18.8%	18.5%

Outpatient Rehabilitation

Number of clinics — end of period	947	950	0.3%

Net operating revenues (,000)	$509,760	$518,288	1.7%

Number of visits	3,385,733	3,442,266	1.7%

Revenue per visit (d)	$102	$101	(1.0)%

Adjusted EBITDA (,000)	$67,476	$66,813	(1.0)%

Adjusted EBITDA margin	13.2%	12.9%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three and Nine Months Ended September 30, 2009 and 2010
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income, gain on early retirement of debt, equity in losses and long-term incentive compensation. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Net income	$1,389	$8,665	$47,589	$60,470
Income tax expense (benefit)	(804)	5,574	33,076	39,989
Other income	—	(148)	—	(464)
Interest expense, net	33,449	27,677	101,699	86,998
Gain on early retirement of debt	(1,129)	—	(16,445)	—
Equity in losses	—	186	—	186
Long-term incentive compensation	18,261	—	18,261	—
Stock compensation expense
Included in general and administrative	4,111	20	4,594	311
Included in cost of services	90	440	201	1,094
Depreciation and amortization	17,676	17,012	53,346	51,333

Adjusted EBITDA	$73,043	$59,426	$242,321	$239,917

Specialty hospitals	$64,381	$58,282	$212,122	$214,523
Outpatient rehabilitation	20,898	20,339	67,476	66,813
Other (1)	(12,236)	(19,195)	(37,277)	(41,419)

Adjusted EBITDA	$73,043	$59,426	$242,321	$239,917

(1)	Other primarily includes general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	September 30, 2009	September 30, 2010
Specialty hospitals net operating revenue	$376,859	$419,798
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	3,482	34,965

Specialty hospitals same store net operating revenue	$373,377	$384,833

Specialty hospitals Adjusted EBITDA	$64,381	$58,282
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	(1,779)	(2,231)

Specialty hospitals same store Adjusted EBITDA	$66,160	$60,513

All specialty hospitals Adjusted EBITDA margin	17.1%	13.9%
Specialty hospitals same store Adjusted EBITDA margin	17.7%	15.7%

	Nine Months Ended
	September 30, 2009	September 30, 2010
Specialty hospitals net operating revenue	$1,156,422	$1,234,562
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	10,711	58,366

Specialty hospitals same store net operating revenue	$1,145,711	$1,176,196

Specialty hospitals Adjusted EBITDA	$212,122	$214,523
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	(3,698)	(3,321)

Specialty hospitals same store Adjusted EBITDA	$215,820	$217,844

All specialty hospitals Adjusted EBITDA margin	18.3%	17.4%
Specialty hospitals same store Adjusted EBITDA margin	18.8%	18.5%

VIII. Reconciliation of Net Income (Loss) Per Share to Adjusted Net Income Per Share
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended September 30, 2009 and 2010

	2009	Per Share (a)	2010	Per Share (a)
Net income	$1,389	$0.02	$8,665	$0.05
Net income attributable to non-controlling interests	806	0.01	656	0.00

Net income attributable to Select Medical Holdings Corporation	583	0.01	8,009	0.05

Less: Preferred dividends	6,667	0.11	—	—

Net income (loss) available to common stockholders and participating securities	(6,084)	(0.10)	8,009	0.05

Long-term incentive compensation related to initial public offering	18,261	0.29	—	—
Stock compensation related to initial public offering	3,689	0.06	—	—
Gain on early retirement of debt	(1,129)	(0.02)	—	—
Estimated income tax expense (b)	(8,778)	(0.14)	—	—

	5,959	0.09	8,009	0.05
Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	566	0.00	—	—
Less: Earnings allocated to unvested restricted stockholders	51	0.00	25	0.00

Adjusted net income available to common stockholders	$5,342	$0.09	$7,984	$0.05

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.09		$0.05

Weighted average common shares outstanding:
Basic		62,078		159,717
Diluted		62,547		159,955

(a)
Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the tax expense on the adjustments to net income.

IX. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
(In thousands, except per share amounts)
(unaudited)
For the Nine Months Ended September 30, 2009 and 2010

	2009	Per Share (a)	2010	Per Share (a)
Net income	$47,589	$0.78	$60,470	$0.38
Net income attributable to non-controlling interests	2,218	0.04	3,773	0.03

Net income attributable to Select Medical Holdings Corporation	45,371	0.74	56,697	0.35

Less: Preferred dividends	19,537	0.32	—	—

Net income available to common stockholders and participating securities	25,834	0.42	56,697	0.35

Long-term incentive compensation related to initial public offering	18,261	0.30	—	—
Stock compensation related to initial public offering	3,689	0.06	—	—
Gain on early retirement of debt	(16,445)	(0.27)	—	—
Estimated income tax expense (b)	(2,321)	(0.03)	—	—

	29,018	0.48	56,697	0.35
Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	2,815	0.05	—	—
Less: Earnings allocated to unvested restricted stockholders	254	0.00	135	0.00

Adjusted net income available to common stockholders	$25,949	$0.43	$56,562	$0.35

Adjustment for dilution		(0.01)		—

Adjusted net income available to common stockholders — diluted shares		$0.42		$0.35

Weighted average common shares outstanding:
Basic		61,030		159,698
Diluted		61,500		159,964

(a)
Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the tax expense on the adjustments to net income.